GREG LAMB, CPA
6409 Viking Trail
Arlington, TX 76001

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 26, 2008 except for items discussed in footnote 9 of the notes to the financial statements, restated July 28, 2008, accompanying the financial statements for the period ended from the date of inception March 12, 2004 to December 31, 2007 of Revolutionary Concepts, Inc. included in the Registration Statement Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on September 30, 2008.

Gregory Lance Lamb, CPA
September 30, 2008